[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


        Brocker Reviewing Possible Accounting Irregularities in Australia
            Ridgway Assumes Interim Control of Australian Operations

Edmonton,  AB - February 15, 2001. Brocker Technology Group Ltd. (Nasdaq:  BTGL,
TSE: BKI, http://www.brockergroup.com), announces that Mr. Chris Spring, formerly the general manager of Australian operations, has been relieved of his duties, following a preliminary review that identified irregularities in the accounts of the Australian operations. A full review is being conducted with top management from the New Zealand headquarters to determine the scope of further action. Complete details, and the potential impact, if any, on the accounts of Brocker Technology Group Ltd. will be available after completion of the review. Michael Ridgway, the Vice-Chairman of Brocker, will be taking over the Australian operation on an interim basis.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. (http://www.brockergroup.com) is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services. Brocker's e-communications products, collectively called the Enterprise Communication Suite (EC Suite), include Supercession (http://www.supercession.com), e-business transaction processing software; Bloodhound (http://www.bloodhound.co.nz), unified messaging software; and Powerphone, caller ID software that also displays all of the client's transaction history.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz